SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                                (Amendment No. __)

                               TRIPLE CROWN MEDIA
                                (Name of Issuer)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    89675K102
                                 (CUSIP Number)

                               SEPTEMBER 29, 2006
             (Date of Event Which Requires Filing of This Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                                  SCHEDULE 13G
-----------------------------                             ----------------------
     CUSIP NO. 89675K102                                     PAGE 2 OF 9 PAGES
-----------------------------                             ----------------------

--------------------------------------------------------------------------------
                  NAME  OF  REPORTING  PERSON
                  Bislett  Partners  L.P.
1.                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]
2.                (SEE INSTRUCTIONS)                                 (b) [_]

--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.                California

--------------------------------------------------------------------------------
                  SOLE  VOTING  POWER
              5.  0
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  309,000
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
 REPORTING    7.  0
PERSON WITH   ------------------------------------------------------------------
                  SHARED  DISPOSITIVE  POWER
              8.  309,000

--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.                309,000
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES (SEE INSTRUCTIONS)                                 [_]

--------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.               5.9%

--------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
                  PN
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-----------------------------                             ----------------------
     CUSIP NO. 89675K102                                     PAGE 3 OF 9 PAGES
-----------------------------                             ----------------------

--------------------------------------------------------------------------------
                  NAME  OF  REPORTING  PERSON
                  Bislett Management LLC
1.                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]
2.                (SEE INSTRUCTIONS)                                 (b) [_]

--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.                California

--------------------------------------------------------------------------------
                  SOLE  VOTING  POWER
              5.  0
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  309,000
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
 REPORTING    7.  0
PERSON WITH   ------------------------------------------------------------------
                  SHARED  DISPOSITIVE  POWER
              8.  309,000

--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.                309,000
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES (SEE INSTRUCTIONS)                                 [_]

--------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.               5.9%

--------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
                  OO
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-----------------------------                             ----------------------

     CUSIP NO. 89675K102                                     PAGE 4 OF 9 PAGES

-----------------------------                             ----------------------

--------------------------------------------------------------------------------
                  NAME  OF  REPORTING  PERSON
                  James D. Harris
1.                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]
2.                (SEE INSTRUCTIONS)                                 (b) [_]

--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
                  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.                United States

--------------------------------------------------------------------------------
                  SOLE  VOTING  POWER
              5.  818
  NUMBER OF   ------------------------------------------------------------------
   SHARES         SHARED  VOTING  POWER
BENEFICIALLY  6.  309,000
  OWNED BY    ------------------------------------------------------------------
    EACH          SOLE  DISPOSITIVE  POWER
 REPORTING    7.  318
PERSON WITH   ------------------------------------------------------------------
                  SHARED  DISPOSITIVE  POWER
              8.  309,000

--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.                309,818
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.               SHARES (SEE INSTRUCTIONS)                                 [_]

--------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
                  5.9%
--------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
                  IN, HC
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               Triple Crown Media, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               546 East Main Street
               Lexington, Kentucky 40508

ITEM 2(a).     NAMES OF PERSONS FILING:

               This statement is filed by:
               (i)   Bislett Partners L.P.
               (ii) Bislett Management LLC, general partner of Bislett Partners L.P.
               (iii) James D. Harris, managing member of Bislett Management LLC.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               200 Sheridan Avenue, Suite 408
               Palo Alto, CA 94306

ITEM 2(c).     CITIZENSHIP:

               (i)   Bislett Partners L.P. is a California limited partnership.
               (ii) Bislett Management LLC is a California limited liability company.
               (iii) James D. Harris is a citizen of the United States.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value per share (the "Common Stock")

ITEM 2(e).     CUSIP NUMBER:

               89675K102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


                                Page 5 of 9 Pages

ITEM 4.        OWNERSHIP:

               (i)  Bislett Partners L.P.:

               (a)  Amount beneficially owned: 309,000 shares
               (b)  Percent of class: 5.88%
               (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0 shares
                        (ii)  Shared power to vote or to direct the vote:
                              309,000 shares
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0 shares
                        (iv) Shared power to dispose or to direct the disposition of: 309,000 shares

               (ii) Bislett Management LLC:

               (a)  Amount beneficially owned: 309,000 shares
               (b)  Percent of class: 5.88%
               (c)  Number of shares as to which such person has:
                        (i)   Sole power to vote or to direct the vote: 0 shares
                        (ii)  Shared power to vote or to direct the vote:
                              309,000 shares
                        (iii) Sole power to dispose or to direct the
                              disposition of: 0 shares
                        (iv) Shared power to dispose or to direct the disposition of: 309,000 shares

               (iii) James D. Harris:

               (a)  Amount beneficially owned: 818 shares
               (b)  Percent of class: 5.89%
               (c)  Number of shares as to which such person has:
                        (i) Sole power to vote or to direct the vote: 818 shares
                        (ii)  Shared power to vote or to direct the vote:
                              309,000 shares
                        (iii) Sole power to dispose or to direct the
                              disposition of: 818 shares
                        (iv) Shared power to dispose or to direct the disposition of: 309,000 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.


                                Page 6 of 9 Pages

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Item 2.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 9 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: October 6, 2006


                                        BISLETT PARTNERS L.P

                                        By: BISLETT MANAGEMENT LLC


                                        By:  /s/ James D. Harris
                                             -------------------
                                             Name:  James D. Harris
                                             Title: Managing Member


                                        BISLETT MANAGEMENT LLC


                                        By:  /s/ James D. Harris
                                             -------------------
                                             Name:  James D. Harris
                                             Title: Managing Member


                                        By:  /s/ James D. Harris
                                             -------------------
                                             James D. Harris


                                Page 8 of 9 Pages

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated October 6, 2006 with respect to the shares of Common Stock, $.001 par value per share, of Triple Crown Media, Inc., and any further amendments thereto executed by each or any of us shall be jointly filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: October 6, 2006


                                        BISLETT PARTNERS L.P

                                        By: BISLETT MANAGEMENT LLC


                                        By:  /s/ James D. Harris
                                             -------------------
                                             Name:  James D. Harris
                                             Title: Managing Member


                                        BISLETT MANAGEMENT LLC


                                        By:  /s/ James D. Harris
                                             -------------------
                                             Name:  James D. Harris
                                             Title: Managing Member


                                        By:  /s/ James D. Harris
                                             -------------------
                                             James D. Harris


                                Page 9 of 9 Pages